UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:

October 16, 2006
(Date of earliest event reported)

SPECTRUM BRANDS, INC.
(Exact Name of Registrant as Specified in Charter)

Wisconsin	001-13615	22-2423556
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.

Six Concourse Parkway, Suite 3300, Atlanta, Georgia 30328
(Address of principal executive offices, including zip code)

(770) 829-6200
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Effective October 16, 2006, the Company entered into time-based Restricted Stock Award Agreements with the non-employee members of the board of directors pursuant to the 2004 Rayovac Incentive Plan (the "Plan"). The Company granted its lead director, Thomas R. Shepherd, 8,297 shares of restricted common stock and each other non-employee director, John D. Bowlin, Charles A. Brizius, William P. Carmichael, John S. Lupo, Scott A. Schoen and Barbara S. Thomas, 6,833 shares of restricted common stock. All of the shares are subject to time-based restrictions. The restrictions on one-third of the shares are scheduled to lapse on December first of 2007, 2008 and 2009. In addition, the restrictions also lapse on all grants in the event of a change in control of the Company, as defined in the Plan. Upon the termination of a recipient's service with the Company for any reason, such recipient shall forfeit to the Company all shares for which restrictions have not lapsed as of the date of such termination.

The form of Restricted Stock Award Agreement pursuant to which the preceding restricted stock grants were made has been previously filed by the Company as Exhibit 10.4 to the Company's Current Report on Form 8-K filed April 7, 2005, and the preceding description of the terms of these restricted stock grants is qualified in its entirety by reference to the terms of such agreement. The Restricted Stock Award Agreements incorporate the terms of the Plan, which was filed as Exhibit 10.24 to the Company's Quarterly Report on Form 10-Q for the period ended June 27, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2006	SPECTRUM BRANDS, INC.

	By:	/s/ Randall J. Steward
Name: Randall J. Steward
Title: Executive Vice President and Chief Financial Officer